Exhibit 10.8

CONSULTATION REPORT OF

UDF
The Fairness of the Financing Terms
Between United Development Funding III, L.P.
and United Development Funding, L.P.,
Dated September 15, 2008

Prepared For:

Mr. Hollis Greenlaw
President
UMTH Land Development, LP
1812 Cindy Lane, Suite 200
Bedford, Texas  76021

Prepared By:

JACKSON CLABORN, INC.
Real Estate Consulting and Appraisal Services
5800 W. Plano Parkway, Suite 220
Plano, TX 75093

Jackson Claborn, Inc.
• Real Estate Consulting and Appraisal Services •
• Plano, Texas • Southlake, Texas •
www.jacksonclaborn.com
Jimmy H. Jackson, MAI David Claborn, MAI
Allen W. Gardiner, SRA Dod W. Clapp, SRA

September 15, 2008

Mr. Hollis Greenlaw
President
UMTH Land Development, LP
1812 Cindy Lane, Suite 200
Bedford, TX 76021

RE:	A consultation report of the fairness of the financing terms of that certain promissory Note between United Development Funding, LP, and United Mortgage Trust, our file number 808123

Ladies and Gentlemen:

At your request, we have performed a consulting assignment regarding the above-referenced agreement as of September 15, 2008, subject to certain assumptions and limiting conditions that are attached. Our employment was not based upon an appraisal producing a specific value or a value range and it should also be noted that this assignment should not be considered to be an appraisal report as we are not providing our opinion as to the sales price of the subject property, but only providing our opinion as to the fairness of the financing terms. Furthermore, we have not inspected the subject property of the above-referenced agreement.

You have requested our opinion as an independent advisor (as that term is defined in the Prospectus of United Development Funding III, L.P. dated May 15, 2006) as to the fairness of financing terms in connection with United Development Funding III, L.P., a Delaware limited partnership (“UDF III”) contemplated purchase of a participation in that certain First Amended and Restated Line of Credit Secured Promissory Note dated September 30, 2004, payable to United Mortgage Trust, a real estate investment trust organized under the laws of the State of Maryland (“UMT”) in the original principal sum of $30,000,000, as amended and restated in its entirety by that certain Second Amended and Restated Line of Credit Secured Promissory Note dated June 20, 2006 in the increased principal amount of $45,000,000, as modified by the First Modification of the Second Amended and Restated Line of Credit Secured Promissory Note dated September 1, 2006 (the “UDF Note”). Since the holder of the UDF Note is UMT and the Borrower under the UDF Note is United Development Funding, L.P., a Delaware limited partnership (“UDF”), both of which a related parties to UDF III, this fairness opinion is required.

The transaction being contemplated by UDF III is to acquire an Economic Participation from UMT in the UDF Note wherein UDF III would participate in the funding obligations under the UDF Note in return for an equivalent participation percentage in the UDF Note equal to the amount of advances made by UDF III, after deducting any repayments received, as a percentage of the total outstanding principal balance.

The UDF Note is fully subordinate to that certain Loan and Security Agreement in the amount of $30,000,000, dated June 14, 2006 amongst and between Textron Financial Corporation (“Textron”) and UDF.  The Maturity Date of the current UDF Note is December 31, 2009.  Interest will be due and payable monthly at the rate of 14% per annum.  The credit facility is a revolving line of credit allowing for principal to be advanced and repaid in accordance with the terms and covenants of the UDF Note.  All advances requested under this credit facility shall be at the sole discretion of Lender and shall conform to Lender’s standard underwriting criteria. Any repayments under the UDF Note shall be pro rated between UDF III and UMT based upon the then outstanding participation percentages.

The security for the UDF Note is all the assets and receivables held in UDF, subject to the Textron senior credit facility, including without limitation, the assignment of any liens and entity equity interests pledged to UDF in the course of its business.

Based upon the information provided to us with respect to the Borrower, UDF originates, purchases and holds for investment loans to real estate developers and makes equity investments in real estate development entities that use the proceeds to acquire and develop parcels of real property as single-family residential lots and who will subsequently market and sell those lots to home builders. UDF also may enter into separate participation agreements with the developers to whom they make development loans. These participation agreements allow UDF to receive a preferred portion of the gain, if any, upon the sale of each lot to home builders. The loans are generally repaid by the developer from the proceeds of the sale of the lots to home builders. UDF also provides credit enhancements with respect to real estate land acquisitions and development loans for the acquisition and development of parcels of real property as single-family residential lots.

UDF is managed by UMTH Land Development, L.P., a Delaware limited partnership (”Land Development”), through an Asset Management agreement. UMT Holdings, L.P., a Delaware limited partnership holds a 99.9% limited partnership interest in UMTH Land (“UMT Holdings”), UMT Services, Inc. a Delaware corporation that is the general partner of UMT Holdings and holds a 0.1% general partnership interest in UMTH Land (“UMT Services”). UMTH Land was organized in March 2003 and serves as the asset manager or general partner for other United Development Funding fund programs, including United Development Funding II, L.P., a Delaware limited partnership (“UDF II”), and United Development Funding III, L.P. a Delaware limited partnership (“UDF III”).  UMTH Land and its affiliates have extensive experience with investing in and financing single-family residential development assets with those United Development Funding fund programs, which provide UDF with the unique knowledge, skill–set, relationships and existing infrastructure and policies and procedures to identify and structure suitable financing / investment transactions related to the acquisition and development of affordable single family residential real estate.

In just a short period of operations, UDF has demonstrated a consistent record of performance.  For the year ending December 31, 2007, UDF reflected in its audited financial statements $126,983,296 in assets, $82,852,108 in liabilities and $43,507,638 in equity.  Net Income for this period was $5,178,226 compared to $8,903,960 for the prior period.

UDF is a financially sound, well diversified entity of substance that is capitalizing on a business model of underwriting real estate finance transactions in markets with strong underlying demographics, appropriate supply/demand ratios and growing economics. UDF is a well capitalized entity of substance that can adequately support the repayment of the debt to UDF III.

Since UDF is an “Affiliated Party”, UDF III is required to obtain this fairness opinion with respect to the terms of the transaction.

We are a full service real estate appraisal and consulting firm. As part of our real estate appraisal and consulting services, we are regularly engaged in the consultation with regard to real estate value and finance.

We are acting as an independent advisor to UDF III in connection with the UDF Note and will receive a fee for our services. The opinion fee is not contingent upon the conclusions of our opinion. In addition, UMTH Land Development, L.P. has agreed to indemnify us for certain liabilities arising out of our engagement.

In the course of performing our review and analysis for rendering this opinion, we have: (i) reviewed the details of the transaction with UDF, (ii) reviewed the terms of the UDF Note, (iii) reviewed materials provided to us by members of the senior management of UDF III with respect to the described transaction; (iv) conducted discussions with members of the senior management of UDF III with respect to the described transaction; and (v) conducted such other financial studies, analyses and investigations and considered such other information as we deemed appropriate.

With respect to the data and discussions relating to the transaction, we have assumed, at the direction of management of UDF III and without independent verification, that such data has been reasonably prepared on a basis reflecting the best currently available estimates and judgments of UDF III. We have further relied on the assurances of senior management of UDF III that they are unaware of any facts that would make such information incomplete or misleading.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided to us by UDF III, and have not assumed responsibility for independently verifying and have not independently verified such information. We have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the respective assets or liabilities (contingent or otherwise) involved in the contemplated transaction. In addition, we have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property involved in the contemplated transaction. Additionally, we have not been asked and did not consider the possible effects of any litigation or other legal claims.

Our opinion is subject to the assumptions and conditions set forth herein, speaks only as of the date hereof, is based on market, economic, financial, legal and other conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal or other circumstances or events of any kind or nature which may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm our opinion.

Our opinion expressed herein is provided for the information and assistance of the senior management of UDF III in connection with the UDF Note.

Our opinion does not address the merits of the underlying decision by UDF III to undertake the UDF Note, but solely addresses the fairness of the terms associated therewith.

Based on and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, that the terms of the UDF Note are fair and at least as favorable to UDF III as such transaction would be with an unaffiliated third party in similar conditions.  Furthermore, the proposed loan structure appears to conform to the basic transactional parameters established under the UDF III investment guidelines.

This consulting assignment conforms to the requirements of the Code of Professional Ethics and the Uniform Standards of Professional Appraisal Practice (USPAP) established by the Appraisal Institute and instituted by the State of Texas. If you have any questions regarding the contents of this report, please contact either of the undersigned.

Respectfully submitted,

/s/ Jackson Claborn, Inc.

JACKSON CLABORN, INC.

CERTIFICATION - CONSULTATION

We certify to the best of our knowledge and belief, that:

The statements of fact contained herein and upon which the opinions herein are based, are true and correct, subject to the assumption and limiting conditions explained in the report.

Employment in and compensation for providing this consultation are in no way contingent upon any value reported and we certify that we have no interest, either present or contemplated, in the subject property. We have no personal interest or bias with respect to the subject matter of this consultation report or the parties involved.

This consultation report identifies all of the limiting conditions (imposed by the terms of my assignment or by the undersigned) affecting the analysis, opinions and conclusions contained in this report.

The analysis, opinions and/or conclusions, if any, contained in this report have been developed in accordance with the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute.

The use of this consultation report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

No one other than the undersigned prepared the analysis, opinions or conclusions concerning real estate that are set forth in this consultation report.

No one at Jackson Claborn, Inc has personally inspected the property that is the subject of this report.

We certify that this consultation assignment was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

/s/ Jackson Claborn, Inc.

JACKSON CLABORN, INC.

ASSUMPTIONS AND LIMITING CONDITIONS

This consultation is expressly subject to the following assumptions and limiting conditions:

1)	No responsibility is assumed for matters of legal nature. It is assumed that title to the property is marketable and the legal description furnished us is correct.

2)	The property is treated as though under responsible ownership and competent management and free and clear of all liens and encumbrances.

3)
The described physical condition of any improvements is based on visual inspection only. It is assumed that there are no hidden or unapparent physical conditions affecting value such as the existence of hazardous materials such as asbestos or any other potentially hazardous materials. No liability is assumed for the soundness of structural members, equipment or soil conditions, since no engineering tests were made.

4)
Improvements are considered to be within lot lines and in accordance with local zoning and building ordinances, as well as all applicable Federal, state and local environmental laws and regulations, except as noted herein. Any plats, diagrams or drawings provided are intended solely to facilitate understanding and aid to the reader in picturing the property and are not meant to be used as references in matters of survey, as no survey was made and no liability is assumed regarding questions of survey.

5)
It is assumed that all required private, Federal, state or local licenses, certificates of occupancy, consents or other legislative or administrative permissions required have been or can be readily obtained or renewed for any use on which the value estimate in this report is based.

6)	Any information received from public or private sources is believed to be reliable; however, no warranty is given for its accuracy.

7)
The authors shall not be required to give further consultation or testimony or appear in court, by reason of this consultation report with reference to the property described unless previous arrangements have been made to that effect.

8)
Disclosure of the contents of this consultation report is governed by the Bylaws and Regulations of the Appraisal Institute. Possession of this consultation report or a copy thereof or any part thereof, does not carry with it the right of publication, nor may it be used by anyone but the party for whom it has been prepared without the previous written consent of the appraisers and, in any event, only with proper written qualifications and only in its entirety.

9)
Neither all nor any part of the contents of this consultation report (especially conclusions as to value, the identity of the appraisers or the firm with which the appraiser is connected) shall be disseminated to the public through advertising, public relations, news, sales or other media without the prior written consent and approval of Jackson Claborn, Inc.

10)
Any opinions of value stated herein are based on the purchasing power of the dollar as of the date of this report, except as otherwise specified. Therefore, the opinion of value is considered reliable only as of the stated date of valuation.

11)
This consultation report is intended to be read and used as a whole and not in parts. Separation of any section or page from the main body of the consultation report is expressly forbidden and will be considered as invalidating the consultation.

12)
Any allocation of value of this consultation report between land and improvements applies only to this consultation and must not be used as part of any other appraisal and is invalid if so used. The value reported for any portion appraised, plus the value of all other portions may or may not equal the value of the entire parcel or tract considered as an entity.

13)
No responsibility is assumed for the accuracy of any descriptions of physical materials and conditions pertaining to the property or for any damages sustained in connection with actual or potential deficiencies or hazards such as, but not limited to, inadequacies or defects in the structure, design, mechanical equipment or utility services associated with the improvements; air or water pollution; noise; flooding; storms or wind; traffic and other neighborhood hazards; radon gas, asbestos, natural or artificial radiation or toxic substances of any description, whether on or off the premises.

14)
The opinions of value and/or lease rates contained within this consultation report are estimates. There is no guarantee, written or implied, that the subject will  actuallly  sell     or lease for the estimated value/lease rate.

15)
The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. Indeed, we have not been supplied with nor have we rendered a qualified opinion as to whether or not there are any "readily achievable" barrier removal items present. It is possible that a survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the Act.  If so, this fact could have a negative affect upon the value of the property.  Since we have no direct evidence relating to this issue, we did not consider possible non-compliance with the requirements of ADA in estimating the value of the property.  Consequently, the subject property has been valued assuming compliance to ADA.  Should a professional survey prove non-compliance, we reserve the right to re-evaluate the property.